UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2004

RAPA MINING INC.

(Exact name of registrant as specified in its charter)

Nevada	333-113627	98-0415276
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Suite 900, 555 Burrard Street

Vancouver, British Columbia, V7X 1M8, Canada

(Address of principal executive offices)

(604) 836-5999

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2004, we entered into an Amending Agreement (the “Amending Agreement”) to the Option Agreement (the “Option Agreement”) between us and Rockcutter Capital Inc. dated January 5, 2004. The Option Agreement gave us the option to acquire a 100% interest in the Chu Chua property which consists of two mineral claims located approximately fifteen miles north of the town of Barriere in the Kamloops Mining Division, British Columbia, Canada.

Under the Option Agreement, amongst other conditions, we have until October 31, 2004 to incur at least $15,000 in exploration expenditures on the Chu Chua property or the Option Agreement will be terminated. Under the Amending Agreement, the deadline for the $15,000 in exploration expenditures was extended to October 31, 2005 at which time we are required to incur a total of $100,000 in exploration expenditures or the Option Agreement will be terminated.

Item 7.01 Regulation FD Fair Disclosure.

On September 27, 2004, we completed a minimum offering of our common stock pursuant to our registration statement on Form SB-2. The offering resulted in the issuance of 315,000 shares of our common stock for gross proceeds of $63,000. The funds have been released to us by the escrow agent.

Following the issuance of the 315,000 shares of our common stock, we have 6,115,000 shares of common stock issued and outstanding.

Item 7. Financial Statements and Exhibits.

Exhibits

10.1 Amendment Agreement to Option Agreement between Rapa Mining Inc. and Rockcutter Capital Inc. dated the 27th day of September, 2004.

SIGNATURES

In accordance with the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPA MINING INC.

By:  /S/ Brian Cheston

Brian Cheston, Chief Executive Officer and director

Date: September 30, 2004